Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE

Bruush Oral Care Inc. (the “Company”) has filed a Registration Statement on Form F-1 (SEC File No. 333-265969, together with any amendments or supplements thereto, the “Registration Statement”) registering its common stock for issuance. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

July 27, 2022

By:	/s/ Brett Yormark
Name:	Brett Yormark